CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 42 to the Registration Statement on Form N-6 (“Registration Statement”) of Penn Mutual Variable Life Account I of our report dated February 15, 2019, relating to the statutory financial statements of The Penn Mutual Life Insurance Company, and our report dated April 9, 2019, relating to the financial statements of the Penn Mutual Variable Life Account I, both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 21, 2019